Exhibit 10.2

ROCKWOOD SPECIALTIES GROUP, INC.

AND

KEMIRA OYJ

SHAREHOLDERS’ AND JOINT VENTURE AGREEMENT

REGARDING THE

TITANIUM DIOXIDE JOINT VENTURE

TABLE OF CONTENTS

1.	Preamble	12

2.	Corporate Structure and statutes	13

3.	Special Resolutions	14

4.	Supervisory Board	19

5.	Advisory Board	20

6.	Advisory Board Meetings and Resolutions	21

7.	Managing Directors	23

8.	Management of the Joint Venture	24

9.	Affiliate Transactions	24

10.	Annual Accounts and Dividend Policy	24

11.	Information Rights	25

12.	Proportionate Shareholdings	27

13.	Disposal of Shares	28

14.	Trade Sale	28

15.	Initial Public Offering	32

16.	Transfers to Affiliates	39

17.	Pre-Emption Right	40

18.	Drag-Along Right	41

19.	Tag-Along Right	42

20.	Duration and Termination of the Company	43

21.	Deadlock Provision	43

22.	Non-Compete	44

23.	Joint and Several Liability	46

24.	Confidentiality	46

25.	Miscellaneous	47

26.	Authorised Agent	51

27.	Severability	51

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DEFINITIONS

In this Agreement

“Advisory Board” and “Advisory Boards”	shall have the meaning given to it in section 5.1;

“Advisory Board By-laws”	shall have the meaning given to it in section 2.3(b);

“Affiliate”	shall have the meaning given to it in section 13.1(a);

“Affiliate Transaction”	shall have the meaning given to it in section 3.2(g);

“Agreement”	shall mean this agreement;

“Annual Budget”	shall have the meaning given to it in section 8;

“Articles of Association”	shall have the meaning given to it in section 2.3(a);

“Business Day”	shall have the meaning given to it in section 11.2(a);

“Closing”	shall have the meaning given to it in section 3.1;

“Delaware LLC Act”	shall have the meaning given to it in section 3.1;

“Drag-Along Notice”	shall have the meaning given to it in section 18.2;

“Drag-Along Right”	shall have the meaning given to it in section 18.1;

“Drag-Along Shareholder”	shall have the meaning given to it in section 18.1;

“Dragged Shares”	shall have the meaning given to it in section 18.1;

“Dual Track Process”	shall have the meaning given to it in section 14.2(b)(i);

“Equity Securities”	shall have the meaning given to it in section 3.1(c);

“Exit Event”	shall have the meaning given to it in section 20.1;

“Final Offer”	shall have the meaning given to it in section 14.2(e);

“Finnish HoldCo”	shall have the meaning given to it in the deed caption;

“Functional Additive Business”	shall have the meaning given to it in section 1.1;

“IFRS”	shall have the meaning given to it in section 3.2(e);

“IFRS Accounts”	shall have the meaning given to it in section 11.1;

“Implementation Agreement”	shall have the meaning given to it in section 1.3;

“Initial Period”	shall have the meaning given to it in section 1.4;

“Initial Public Offering”	shall have the meaning given to it in section 15.1;

“Investment Bank”	shall have the meaning given to it in section 14.2(a);

“Investment Bank Analysis”	shall have the meaning given to it in section 14.2(a);

“Joint Venture”	shall have the meaning given to it in section 1.4;

“Joint Venture Accounts”	shall have the meaning given to it in section 10.1;

“Joint Venture By-laws”	shall have the meaning given to it in section 2.3(c);

“Joint Venture Company” and “Joint Venture Companies”	shall have the meaning given to it in section 3.1(c);

“Joint Venture Subsidiary” and “Joint Venture Subsidiaries”	shall have the meaning given to it in section 2.2(c);

“JV Europe”	shall have the meaning given to it in the deed caption;

“JV US”	shall have the meaning given to it in the deed caption;

“Kemira”	shall have the meaning given to it in the deed caption;

“Kemira Advisory Board Members”	shall have the meaning given to it in section 5.3(b);

“Kemira Germany”	shall have the meaning given to it in the deed caption;

“Kemira Inc.”	shall have the meaning given to it in the deed caption;

“Kemira TiO2”	shall have the meaning given to it in the deed caption;

“Kemira TiO2 Pigments Business”	shall have the meaning given to it in section 1.1;

“Lock-Up”	shall have the meaning given to it in section 15.2(g);

“Management Board” and “Management Boards”	shall have the meaning given to it in section 7.1;

“Master Agreement”	shall have the meaning given to it in section 1.3;

“Non-Requesting Shareholder”	shall have the meaning given to it in section 14.2;

“Offer”	shall have the meaning given to it in section 21.1;

“Offer Notice”	shall have the meaning given to it in section 21.1;

“Offeree”	shall have the meaning given to it in section 21.1;

“Offeror”	shall have the meaning given to it in section 21.1;

“Other Business”	Shall have the meaning given to it in section 22.4(a);

“Party” and “Parties”	shall have the meaning given to them in the deed caption;

“Price Range”	shall have the meaning given to it in section 14.2(a);

“Private Equity Funds”	shall have the meaning given to it in section 22.4(a);

“Prohibited Business”	shall have the meaning given to it in section 22.1;

“Purchase Option”	shall have the meaning given to it in section 17.1;

“Requesting Shareholder”	shall have the meaning given to it in section 14.2;

“Restricted Management Matter”	shall have the meaning given to it in section 3.2;

“Rockwood”	shall have the meaning given to it in the deed caption;

“Rockwood Advisory Board Members”	shall have the meaning given to it in section 5.3(a);

“Rockwood Germany”	shall have the meaning given to it in the deed caption;

“Rockwood Holdings”	shall have the meaning given to it in the deed caption;

“Rockwood TiO2 Pigments Business”	shall have the meaning given to it in section 1.1;

“Rockwood Water Business”	shall have the meaning given to it in section 1.1;

“Sachtleben”	shall have the meaning given to it in the deed caption;

“Sachtleben Corp”	shall have the meaning given to it in the deed caption;

“Sale Period”	shall have the meaning given to it in section 17.2;

“Sales Process”	shall have the meaning given to it in section 14.2;

“Sales Process Request”	shall have the meaning given to it in section 14.2;

“SEC”	shall have the meaning given to it in section 15.2(c)

“Securities Act”	shall have the meaning given to it in section 3.1(d);

“Selling Shareholder”	shall have the meaning given to it in section 17.1;

“Shareholder” and “Shareholders”	shall have the meaning given to them in section 2.2;

“Shares” and “Share”	shall have the meaning given to them in section 2.2;

“Special Majority Matter”	shall have the meaning given to it in section 3.1;

“Statutes”	shall have the meaning given to it in section 2.3;

“Structure Paper”	shall have the meaning given to it in section 3.1(f);

“Tag-Along Notice”	shall have the meaning given to it in section 19.1;

“Tag-Along Right”	shall have the meaning given to it in section 19.1;

“Tagged Shares”	shall have the meaning given to it in section 19.1;

“TiO2 Pigments Business” and “TiO2 Pigments Businesses”	shall have the meaning given to it in section 1.1;

“Trade Sale”	shall have the meaning given to it in section 14.1;

“Transaction”	shall have the meaning given to it in section 1.3;

“Transfer”	shall have the meaning given to it in section 13.1;

“US GAAP”	shall have the meaning given to it in section 3.2(e); and

“Violation”	shall have the meaning given to it in section 15.3(a).

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ANNEXES

Annex 2.2(c)	Joint Venture Subsidiaries;

Annex 2.3(a)	Articles of Association;

Annex 2.3(b)	Advisory Board By-laws;

Annex 2.3(c)	Joint Venture By-laws of JV Europe;

Annex 3.1(k)	Instructions to accounting firm;

Annex 7.2	Initial Directors;

Annex 8	Content of Annual Budget;

Annex 11.2(a)	Form of financial reporting package;

Annex 21.1	Normalised EBITDA calculation method;

Annex 21.2(b)	Form of guarantee;

Annex 21.3	Form of Offer for acquisition of Shares; and

Annex 22.5(b)	List of key employees.

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SHAREHOLDERS’ AND JOINT VENTURE AGREEMENT

THIS AGREEMENT IS MADE ON 21 May 2008 BY AND AMONG

1.                                       Rockwood Holdings, Inc., 100 Overlook Center, Princeton, NJ 08540, USA

hereinafter referred to as “Rockwood Holdings”;

2.                                       Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540, USA

hereinafter referred to as “Rockwood”;

3.                                       Rockwood Specialties Group GmbH, Königsberger Straße 1, 60487 Frankfurt am Main, Germany, registered in the commercial register of the lower court of Frankfurt am Main under registration number HR B 5 79 24 hereinafter referred to as “Rockwood Germany”;

4.                                       Sachtleben Chemie GmbH, Dr.-Rudolf Sachtleben-Straße 4, 47189 Duisburg, Germany, registered in the commercial register of the lower court of Duisburg under registration number HR B 1 96 69 hereinafter referred to as “Sachtleben”;

5.                                       Sachtleben Corporation, a Delaware corporation with business address 140 Grand Street, Suite 400, White Plains, NY 10601, USA

hereinafter referred to as “Sachtleben Corp”;

6.                                       Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs-GmbH, Königsberger Straße 1, 60487 Frankfurt am Main, Germany, registered in the commercial register of the lower court of Frankfurt am Main under registration number HR B 8 05 60, to be renamed White Pigments Holding GmbH hereinafter referred to as “JV Europe”;

7.                                       White Pigments Holding Oy, Finland, a limited liability company under establishment hereinafter referred to as “Finnish HoldCo”;

8.                                       Kemira Oyj, Porkkalankatu 3, FI-00180 Helsinki, Finland, with business identification number 0109823-0 hereinafter referred to as “Kemira”;

9.                                       Kemira Pigments Oy, Porkkalankatu 3, FI-00180 Helsinki, Finland, with business identification number 0948159-2 hereinafter referred to as “Kemira TiO2”;

10.                                 Kemira Specialty Inc., USA, with its principal place of business at 151 Veterans Drive, Northvale, NJ 07647, USA hereinafter referred to as “Kemira Inc.”;

11.                                 Kemira Germany GmbH, registered in the commercial register of the lower court of Cologne under registration number HRB 57319 hereinafter referred to as “Kemira Germany”;

and

12.                                 White Pigments LLC, a Delaware limited liability company, 100 Overlook Center, Princeton, NJ 08540, USA hereinafter referred to as “JV US”.

In the following, Rockwood Holdings, Rockwood, Rockwood Germany, Sachtleben, Sachtleben Corp, JV Europe, Finnish HoldCo, Kemira, Kemira TiO2, Kemira Inc., Kemira Germany and JV US are referred to as each a “Party” and collectively the “Parties”.

NOW IT IS HEREBY AGREED:

1.             PREAMBLE

1.1           Rockwood and Kemira are both companies active in a variety of business fields in the specialty chemicals sector. Both Parties are, amongst other businesses, engaged in the titanium dioxide business (i.e. the sale and manufacturing of titanium dioxide and related co-products and services), provided that (i) Rockwood’s titanium dioxide business also includes the manufacturing of barium-based and zinc-based inorganic fine white pigments and additives (the “Functional Additive Business”) but excludes the manufacturing of polyaluminium chloride and polyaluminium nitrate-based flocculants (collectively the “Rockwood Water Business”) as currently conducted by Sachtleben and Sachtleben Corp (Rockwood’s titanium dioxide business so defined, the “Rockwood TiO2 Pigments Business”); and Kemira’s titanium dioxide business also includes sales and manufacturing of certain other than titanium dioxide based products and services to the cosmetics industry (the “Kemira TiO2 Pigments Business”). The Rockwood TiO2 Pigments Business and the Kemira TiO2 Pigments Business are each also referred to as a “TiO2 Pigments Business” and collectively as the “TiO2 Pigments Businesses”.

1.2           In order to jointly pursue future business opportunities in the field of the production and marketing of titanium dioxide pigments, Rockwood and Kemira have decided to combine their respective TiO2 Pigments Business by forming a joint venture in the form of a newly established German limited liability company.

1.3           On the date hereof, the Parties have entered into a certain Master Agreement (the “Master Agreement”) setting out the structure and the transactions to be implemented in order to establish such joint venture (such transactions, as they are described in more detail in the Master Agreement, collectively the “Transaction”) as well as the contractual terms and conditions governing the joint venture. The Transaction will be implemented mainly through a certain Agreement regarding the Implementation of the Titanium Dioxide Joint Venture which was also entered into on the date hereof (the “Implementation Agreement”). Capitalized terms used but not defined in this Agreement shall have the same meaning as ascribed to such term in the Master Agreement and/or the Implementation Agreement, as the case may be.

1.4           Unless otherwise agreed, JV Europe and JV US (collectively, the “Joint Venture”) shall be jointly operated at least until 1 January 2011 (the “Initial Period”).

2.             CORPORATE STRUCTURE AND STATUTES

2.1           JV Europe is a newly established German limited liability company which, following the consummation of the Transaction, has a registered share capital in the amount of EUR 25,000 (in words: Euro twenty-five thousand). JV US is a Delaware limited liability company, which following the consummation of the Transaction, will have two members, Rockwood and Kemira.

2.2           Following the consummation of the Transaction,

(a)           Rockwood Germany will hold shares in JV Europe in the amount of EUR 15,250 (in words: Euro fifteen thousand two hundred fifty) equaling 61 per cent of the total registered share capital of JV Europe; and Kemira will hold shares in JV Europe in the amount of EUR 9,750 (in words: Euro nine thousand seven hundred fifty) equaling 39 per cent of the total registered share capital of JV Europe;

(b)           Rockwood will hold limited liability company interests of JV US equaling 61 per cent of the total issued and outstanding limited liability company interests of JV US; and Kemira will hold limited liability company interests of JV US equaling 39 per cent of the total issued and outstanding limited liability company interests of JV US; and

(c)           the Joint Venture will own the TiO2 Pigments Businesses including the shares (held directly and indirectly) in the entities as set out in Annex 2.2(c) (each, a “Joint Venture Subsidiary” and collectively the “Joint Venture Subsidiaries”).

Rockwood, Rockwood Germany  and Kemira are also referred to as each a “Shareholder” and collectively the “Shareholders”, and the shares in JV Europe and the limited liability company interests of JV US from time to time are also referred to as the “Shares” and each a “Share”.

2.3           The Parties shall, to the extent this is required and within their respective corporate or limited liability company powers to do so, amend and restate, in each case in their entirety, the following statutes of JV Europe and JV US as soon as reasonably practicable after the date hereof but in any event prior to and with effect from the Closing Date:

(a)           the articles of association of JV Europe substantially as set out in Annex 2.3(a) and the limited liability company agreement of JV US, which shall (i) to the extent legally possible, implement the terms of this Agreement, including creation of an Advisory Board (as defined below) and (ii) provide for the treatment of JV US as a corporation for US tax purposes (collectively, the “Articles of Association”);

(b)           the by-laws of the Advisory Board (as defined below) of JV Europe, substantially as set out in Annex 2.3(b) (the “Advisory Board By-laws”); and

(c)           the by-laws of the Management Board (as defined below) of JV Europe substantially as set out in Annex 2.3(c) (the “Joint Venture By-laws”)

(collectively, and together with the certificate of formation of JV US, the “Statutes”) or otherwise cause the Statutes to be in the forms substantially set forth in Annexes 2.3(a), 2.3(b) and 2.3(c).

Following the Closing, the Parties shall in good faith agree on the final wording of the Statutes (if either Party requests amendments thereto) in order to properly reflect the provisions of this Agreement, the Master Agreement and the Implementation Agreement.

2.4           To the extent there is a conflict between the Statutes and this Agreement, this Agreement shall, to the extent permitted by applicable law, prevail. Each Shareholder shall vote its Shares and shall take all such other actions that may be necessary to ensure that the Statutes facilitate and do not at any time conflict with, any provision of this Agreement. The foregoing shall apply mutatis mutandis with regard to the articles of association, certificates of formation, certificates of incorporation, by-laws, partnership agreements, limited liability company agreements or other statutes of the Joint Venture Subsidiaries.

3.             SPECIAL RESOLUTIONS

3.1           Without prejudice to unanimous consent or majority requirements under applicable law, including German law or the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and notwithstanding anything to the contrary contained in this Agreement and/or the Statutes, JV Europe, JV US and the Shareholders agree that following the closing of the Transaction (the “Closing”) each of the following actions (including, but not limited to, any action or resolution of a shareholders’ or members’ meeting, the management or any other corporate or limited liability company body) shall require the prior affirmative approval of all shareholders or members of JV Europe or JV US, as the case may be (each, a “Special Majority Matter”):

(a)

any changes of the Statutes, including any change to the corporate or limited liability company purpose of the Joint Venture;

(b)

any transfer, disposal, pledge or encumbrance of Shares;

(c)                                  any (i) issuance or re-issuance from treasury of any equity securities or other ownership interests or rights to acquire, or securities or other interests convertible or exchangeable for, equity securities or other ownership interests (collectively, “Equity Securities”) of JV Europe, JV US or any Joint Venture Subsidiary (each a “Joint Venture Company” and collectively the “Joint Venture Companies”); or (ii) transfer of any Equity Securities by any Joint Venture Company (other than to another Joint Venture Company);

(d)                                 (i) the registration of any of the Equity Securities of a Joint Venture Company under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) application for admission or listing of any Equity Securities on a stock exchange;

(e)                                  any redemption, re-purchase or other acquisition by any Joint Venture Company of Equity Securities issued by any Joint Venture Company, except for Equity Securities of the Joint Venture Subsidiaries to the extent they are redeemed, re-purchased or acquired by another Joint Venture Company;

(f)                                    any capital decreases or reorganizations of any Joint Venture Company, including without limitation, in-kind contributions, de-mergers either by split-up, spin-off or hive-down, mergers or conversions within the meaning of section 1 of the German Reorganization Act (Umwandlungsgesetz; UmwG), or any other transactions that have a similar effect, except where such reorganization (i) is provided for in the Master Agreement or the step paper of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft dated 21 May 2008 (the “Structure Paper”); or (ii) involves solely Joint Venture Companies and would not entail any material disadvantage for the Shareholders (including tax disadvantages);

(g)                                 the approval, commitment or making by any Joint Venture Company (except in favour of another Joint Venture Company) of any dividends (in cash or in kind) except where such dividend distribution is provided by this Agreement or the Master Agreement;

(h)                                 except as provided for in the Master Agreement or the Structure Paper, any conclusion of enterprise agreements (Unternehmensverträge) (including domination or profit and loss transfer agreements) within the meaning of section 291, 292 of the German Stock Corporation Act (Aktiengesetz, AktG) or similar agreements (such as silent partnership agreements or profit-related loan agreements) by any Joint Venture Company, except for agreements with another Joint Venture Company;

(i)                                       (i) any liquidation, dissolution, commencement of bankruptcy, or similar proceedings with respect to any Joint Venture Company, or the admission in writing by any Joint Venture Company of its bankruptcy, insolvency or general inability to pay debts as they become due; (ii) the appointment of any liquidator and the dismissal of any liquidator; and (iii) the adoption of any liquidation balance sheet, the liquidation financial statements as well as the discharge of the liquidators, except in each case as required by applicable law;

(j)                                     any resolution, commitment or agreement that would require the Shareholders to make an investment in, or loan to, any Joint Venture Company;

(k)                                  adoption of the audited annual accounts and the apportionment of the net income of JV Europe and JV US for each fiscal year, except where otherwise is provided for in this Agreement, provided that

(i)            if the respective shareholders cannot reach an agreement with regard to the audited annual accounts within a period of four weeks following the shareholders’ or members’ meeting in which such matter was submitted for approval, the audited annual accounts of JV Europe and JV US for the respective fiscal year shall be finally determined with, absent manifest errors, binding effect upon the Parties by a reputable accounting firm acting as an independent expert and in line with the instructions set out in Annex 3.1(k). If the Shareholders cannot agree on the independent expert within an additional period of five weeks following the shareholders’ or members’ meeting in which such matter was submitted for approval or the mutually agreed independent expert refuses to act as such, the independent expert shall be appointed, upon request of either Rockwood or Kemira, by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer – IDW); and

(ii)           if Rockwood and Kemira cannot reach an agreement with regard to the apportionment of the net income for a specific fiscal year, section 10.3 shall apply;

(l)            any material change of the long-term business strategy of either, JV Europe or JV US compared to the long term business strategy in place for the TiO2 Pigments Businesses at the date hereof or, if such long term strategy was subsequently amended pursuant to an agreement amongst the Shareholders, the long term business strategy in place after such amendment except with regard to

(i)            the production, marketing and sale of titanium dioxide pigments,

(ii)           the production, marketing and sale of products of the Functional Additives Business (except for the introduction of new product lines that can be expected to negatively affect the short or long term profitability of the Joint Venture in a material manner); and

(iii)          the disposal, sale and processing of by-products of titanium dioxide (including copperas and filter salts) or of the Functional Additive Business; and

(m)          the appointment and removal of one (1) managing director of JV Europe or one (1) member of the Management Board of JV US, it being understood that such approval right shall only have the effect that of all of the managing directors of JV Europe and of all of the members of the Management Board  of JV US appointed at any given time, at least one (1) managing director of JV Europe and one (1) member of the Management Board of  JV US at all times have been appointed with the approval of Kemira, it being understood that the initial managing directors and members of the Management Board JV US as set out in this Agreement are deemed to be approved by Kemira.

3.2           Without prejudice to unanimous consent or majority requirements under applicable laws including German law and the Delaware LLC Act, and notwithstanding anything to the contrary contained in this Agreement and/or the Statutes, JV Europe, JV US and the Shareholders agree that following the Closing each of the following actions (including, but not limited to, any action or resolution of a shareholders’ or members’ meeting, the management or any other corporate or limited liability company body) shall require the prior affirmative approval of the Advisory Board of JV Europe or JV US, as the case may be, including the prior affirmative approval of the Advisory Board members designated by Rockwood and Kemira (each, a “Restricted Management Matter”):

(a)           any capital expenditure with a value in excess of EUR 10,000,000 in an individual case unless such measure is required due to the replacement or maintenance of assets or pursuant to applicable law;

(b)           any acquisition by a Joint Venture Company with a value in excess of EUR 10,000,000 in the individual case;

(c)           any sale, disposal or lease of

(i)            any material part of the TiO2 Pigments Businesses (irrespective of whether at fair market value or not); or

(ii)           any assets

(1)           with a fair market value in excess of EUR 10,000,000 in an individual case or, with view to all previous sales, disposals or leases of assets by the Joint Venture in any given fiscal year, and

(2)           irrespective of their fair market value, if such sale, disposal or lease would cause the aggregate fair market value of all assets sold, disposed of or leased in such fiscal year to exceed EUR 10,000,000;

(d)           any incurrence of or the entering into any agreement that would permit the incurrence of financial debt of the Joint Ventures resulting in a breach of applicable financial covenants under the credit facilities pursuant to which the Joint Venture borrows monies from financial institutions.

(e)           any material amendment of or deviation from the accounting principles and policies to be applied by a Joint Venture Company in accordance with this Agreement, except where such amendment or deviation, as the case may be is required due to a change in applicable law and/or International Financial Reporting Standards (“IFRS”) or US Generally Accepted Accounting Principles (“US GAAP”), as the case may be, or required or otherwise reasonably advisable in connection with the consolidation of a Joint Venture Company by Rockwood and Rockwood’s direct or indirect parents;

(f)            the termination or settlement by any Joint Venture Company of any material litigation with a value in excess of EUR 5,000,000;

(g)           any agreement of the Joint Venture Companies with either Kemira or Rockwood or any of their respective Affiliates (as defined below) with a value in excess of EUR 250,000, except for

(i)            agreements between two Joint Venture Companies; and

(ii)           agreements for purchase and supplies on terms and conditions no less favorable to the Joint Venture Companies than could have been obtained on an arms’ length basis

(each such transaction, an “Affiliate Transaction”); and

(h)           any agreement or commitment to effect any of the foregoing matters.

3.3           The Shareholders undertake to procure that no Special Majority Matters nor any Restricted Management Matters will be implemented by any of the Joint Venture Companies following the Closing without the prior affirmative approval of Kemira and Rockwood or the members appointed by them to the Advisory Boards, as the case may be, irrespective of the corporate or limited liability company body which has to decide on such action pursuant to applicable law.

3.4           The rights of a Shareholder contained in this section 3 shall, except where otherwise is mandated by applicable law, terminate for such Shareholder at such time as the relevant Shareholder’s combined direct and indirect ownership interests in the Joint Venture (including shares, limited liability company interests and other ownership interests held by Affiliates of the relevant Shareholder) has fallen below 20 per cent.

4.             SUPERVISORY BOARD

4.1           Sachtleben has currently and, following the implementation of the Transaction, will continue to have a statutory supervisory board (Aufsichtsrat) pursuant to the German One Third Participation Act (Drittelbeteiligungsgesetz). The shareholders’ representatives for the supervisory board will be elected by Sachtleben’s shareholders’ meeting in accordance with statutory law, provided that Kemira shall be entitled if it so wishes to designate one of such shareholders’ representatives to be elected by the shareholders’ meeting of Sachtleben, provided, however, that section 3.4 shall apply with regard to Kemira’s right. Pursuant to Sachtleben’s articles of association, the statutory supervisory board has only information but no consent rights with regard to the dealings of Sachtleben, except where such rights are given under mandatory law, in which case the representatives of the Shareholders shall, to the extent permissible cast their votes in accordance with the terms of this Agreement.

4.2           Except to the extent otherwise is mandated by applicable law, no supervisory board shall be established at the level of JV Europe. If and to the extent applicable law requires the establishment of a supervisory board at the level of JV Europe, such supervisory board shall be established in addition to and not instead of the Advisory Board and the Shareholders shall take all such actions including making amendments of the Articles of Association of JV Europe in order to establish such supervisory board, provided that they shall ensure, to the extent legally permissible, that the establishment of such supervisory board does not affect or amend the corporate governance principles and the allocation of rights and obligations under this Agreement (including its Annexes). The Shareholders shall further vote their Shares in JV Europe such that Rockwood and Kemira are always represented on such supervisory board of JV Europe (taking into consideration that a certain number of seats on such supervisory board will be reserved for employee representatives) in the same proportion as they are represented on the Supervisory Board as provided for under section 4.1.

5.             ADVISORY BOARD

5.1           Following the Closing, JV Europe and JV US shall each have an advisory board (each such board, an “Advisory Board” and collectively the “Advisory Boards”). Each of the Advisory Boards shall be a body that solely represents the Shareholders and their interests (i.e. the Advisory Boards shall not be a body representing the best interest of the enterprise (Unternehmensinteresse) but a body representing the best interests of the Shareholders). Correspondingly, subject to requirements under mandatory applicable law, the individuals serving on the Advisory Boards shall be entitled to act solely in the best interest of the Shareholder they represent.

5.2           The Advisory Boards shall have those powers assigned to them by this Agreement and the relevant Articles of Association. The internal organization of the Advisory Board, the procedures and formalities to be complied with by the Advisory Boards shall be those set forth in this Agreement and the relevant Statutes.

5.3           The Advisory Boards shall each consist of a total of five members including the chairman (Vorsitzender des Beirates). Of the five advisory board members of each Advisory Board:

(a)                                  Rockwood shall be entitled to designate three members including the chairman (the “Rockwood Advisory Board Members”), and to demand the removal of any or all of the Rockwood Advisory Board Members; and

(b)                                 Kemira shall be entitled to designate two members (the “Kemira Advisory Board Members”), and to demand the removal of any or all of the Kemira Advisory Board Members;

provided that the composition of the Advisory Board of JV Europe shall at all times be identical to the composition of the Advisory Board of JV US and the Shareholders shall procure that if a certain individual is either appointed to an Advisory Board or ceases to be a member of an Advisory Board, a corresponding change shall be made to the respective other Advisory Board without undue delay.

5.4           The initial Advisory Boards of JV Europe and JV US shall each consist of the following members:

(a)           Seifi Ghasemi, as chairman, Robert J. Zatta and Thomas J. Riordan as the Rockwood Advisory Board Members; and

(b)           Matti Lapinleimu and Hannu Virolainen as the Kemira Advisory Board Members.

5.5           Members of the Advisory Boards are appointed and removed by shareholders’ or members’ resolution of JV Europe or JV US, as the case may be. Each Shareholder is obliged to promptly vote in a shareholders’ or members’ meeting of JV Europe or JV US, as the case may be, upon the appointment and the removal of the other Shareholders’ designees in accordance with sections 5.3 and 5.4 and as notified in writing by such other Shareholder.

5.6           Other than the customary reimbursement of out-of pocket expenses, members of the Advisory Board shall not be entitled to any kind of remuneration.

5.7           The rights of a Shareholder contained in this section 5 shall terminate for such Shareholder at such time as the relevant Shareholder’s combined direct and indirect ownership interests in the Joint Venture (including shares, limited liability company interests and other ownership interests held by Affiliates of the relevant Shareholder) has fallen below 20 per cent.

6.             ADVISORY BOARD MEETINGS AND RESOLUTIONS

6.1           Following the Closing, the Advisory Boards shall meet on a regular basis, at least four times each calendar year to discuss all matters of JV Europe and JV US, respectively, provided that the Advisory Board of JV Europe shall also discuss all matters that affect the Joint Venture as a whole. The meetings of the Advisory Boards take place either at JV Europe’s or JV US’ respective principal place of business, or, if all members of the Advisory Boards agree, elsewhere or by way of telephone or video-conferencing or by way of a combination of these options. To the extent possible and practicable with view to the agenda of the relevant meetings, the meetings of the Advisory Board of JV Europe and the meetings of the Advisory Board of JV US shall always occur on one and the same day and in one and the same place. A meeting of an Advisory Board shall be convened if it is necessary pursuant to this Agreement, the law or JV Europe’s or JV US’ respective Statutes and if a convocation appears otherwise necessary in the interests of JV Europe or JV US, or if a member of the Advisory Board requires that such meeting be convened, stating the purpose.

6.2                                 A meeting of an Advisory Board is convened by its chairman or, if he or she refuses to convene such meeting in spite of a relevant request or has not done so within one week after the receipt of such request, by any other member of the relevant Advisory Board requiring the meeting to be convened, by registered letter, e-mail or facsimile to the other members of the Advisory Board, accompanied by the agenda. The notice period for convening a meeting of an Advisory Board is at least two weeks and commences on the day the invitation is being dispatched. Compliance with periods of notice and formalities of convening the meeting and the notification of the agenda can be waived if all members of the relevant Advisory Board agree to this.

6.3                                 A meeting of an Advisory Board has a quorum only if at least four members of the Advisory Board are duly represented in such meeting. Absent of such quorum, a new meeting shall be convened in accordance with the terms set forth in this section 6. This second meeting has a quorum for the items of the agenda for the meeting in which the absence of a quorum became evident, regardless of how many members of the relevant Advisory Board are represented, provided that this was expressly stated in the new invitation.

6.4                                 The chairman of an Advisory Board or in his absence, the longest-serving member of the relevant Advisory Board, establishes that the meeting has a quorum and decides on the voting procedure.

6.5                                 Written minutes of the resolutions of the meetings of an Advisory Board shall be prepared, signed by the chairman, a copy of which shall be sent to each member. Evidence that the invitation to the meeting was sent out timely shall be kept safely with JV Europe’s company books.

6.6                                 To the extent resolutions need not be passed in an Advisory Board meeting, they can be passed outside a formal meeting if all members of the relevant Advisory Board declare their agreement to the proposed voting procedure or participate in the voting. The chairman of the relevant Advisory Board initiates the passing of a resolution, stating the subject matter, the proposed resolution, the voting procedure and the time-limit for voting. A memorandum on the subject-matter, procedure and result of the voting shall be prepared, signed by the chairman and a copy of which shall be sent to each member of the relevant Advisory Board.

6.7                                 The Advisory Boards shall in particular be responsible for deciding upon Restricted Management Matters and all such other management matters that require the prior consent of the Advisory Boards pursuant to the Statutes. Subject to applicable law, following the Closing the Management Board of the relevant entity shall obtain the relevant Advisory Board’s consent prior to executing any of the Restricted Management Matters, unless compliance with this requirement will, in the relevant Management Board’s prudent forecast, cause serious harm to JV Europe or JV US, as the case may be, and/or the relevant Joint Venture Subsidiaries in which case a ratification of the relevant Restricted Management Matter by the relevant Advisory Board shall be sought by the relevant Management Board.

6.8                                 Resolutions of the Advisory Board shall generally be passed with simple majority of the members of the Advisory Board, provided that resolutions regarding a Restricted Management Matter (or a Special Majority Matter if such matter requires a decision of an Advisory Board) shall require an unanimous vote of the respective Advisory Board. Its resolutions can only be challenged by an action within one month following the day the relevant resolution was passed.

7.                                       MANAGING DIRECTORS

7.1                                 JV Europe shall, on a day to day basis, be managed by its board of directors which shall consist of at least two managing directors (Geschäftsführer), while  JV US shall, on a day to day basis, be managed by its board of directors which shall also consist of at least two directors (each such board, a “Management Board” and collectively the “Management Boards”). Individuals serving on the Management Board of JV Europe may (but are not required to) be at the same time a member of the Management Board of JV US and vice versa.

7.2                                 The Management Boards of JV Europe and JV US shall as of the Closing be composed as set out in Annex 7.2. Members of the Management Boards shall, subject to section 3.1(m), be appointed and removed by shareholders’ or members’ resolution of JV Europe or JV US, as the case may be.

7.3                                 The CEO of the Joint Venture shall, unless the Shareholders decide otherwise

(a)                                  be a member of the Management Board of JV Europe; and

(b)                                 may be a member of the Management Board of JV US.

7.4                                 JV Europe and JV US shall each be represented by the joint signature of two members of the respective Management Board or, with respect to JV Europe, by the signature of one member of the Management Board of JV Europe together with the holder of a registered power of attorney (Prokurist) or, with respect to JV US, by the signature of one or more officers of JV US with approval of the Managing Board of JV US.

7.5                                 The requirements as to the composition of the Management Boards contained in this section 7 shall terminate at such time as one of the Shareholders’ combined direct and indirect ownership interests in the Joint Venture (including shares, limited liability company interests or other ownership interests held by Affiliates of the relevant Shareholder) has fallen below 20 per cent.

8.                                       MANAGEMENT OF THE JOINT VENTURE

Following the Closing, the Joint Venture shall be managed in compliance with this Agreement, the respective Statutes and the annual business plan adopted by the Advisory Board (the “Annual Budget”) and otherwise in accordance with applicable laws. The Annual Budget set out in Annex 8 will be based on a budget presentation which shall include financial information (profit and loss statement, balance sheet, capital expenditures and cash flow). Further, the Parties undertake that they will cooperate in the running of the Joint Venture’s business to the effect that the business of the Joint Venture, including its subsidiaries from time to time, shall be conducted and managed for the benefit of all Shareholders with the aim to maximize value and profits and in line with applicable laws and best business practice.

9.                                       AFFILIATE TRANSACTIONS

Following the Closing, JV Europe and JV US shall regularly account for all payments (including fees and cost reimbursements) of any kind made by the Joint Venture Companies under any Affiliate Transaction. For the avoidance of doubt, it is hereby set forth that the foregoing sentence shall apply irrespective of whether such agreement or arrangement (i) has already been in place at the date hereof or is entered into after the date hereof; or (ii) was approved by the relevant Advisory Board.

10.                                 ANNUAL ACCOUNTS AND DIVIDEND POLICY

10.1         Following the Closing, JV Europe and JV US shall, in addition to what may be required under applicable law, prepare their annual accounts (stand alone and consolidated) and quarterly accounting reports, in each case in accordance with the accounting standards then applied by Rockwood Holdings (currently US GAAP) (collectively, the “Joint Venture Accounts”).

10.2         The annual accounts of JV Europe and JV US and, to the extent required by applicable law, the Joint Venture Subsidiaries, shall be audited by Deloitte or any other independent auditor of international standing designated by Rockwood and the Shareholders agree to take all such actions and make all such declarations including the voting of their Shares in JV Europe and JV US as is required in order to appoint or cause the appointment of such independent auditor of the relevant entity.

10.3         JV Europe and JV US shall always distribute any net income shown in the relevant audited annual accounts as adopted by the relevant shareholders’ or members’ meeting, unless the Shareholders resolve otherwise or a distribution appears inappropriate with a view to (i) JV Europe’s and JV US’ liquidity position and (ii) the terms and conditions of the documentation underlying the third party financing as described in section 2.4 of the Master Agreement.

11.                                 INFORMATION RIGHTS

11.1         Following the Closing, Rockwood and Kemira shall, and shall cause the Joint Venture Companies to, fully cooperate with each other in order to establish general procedures that will enable Kemira and the Joint Venture Companies to translate the Joint Venture Accounts into IFRS accounts and reports to the extent this is required to enable Kemira to comply with its reporting requirements, as applicable from time to time, in a timely manner (collectively, the “IFRS Accounts”). Following the establishment of such general procedures, Rockwood and Kemira shall cooperate with each other, and shall cause the Joint Venture Companies to, fully cooperate with Kemira and provide Kemira with all such information that is required for Kemira to translate the Joint Venture Accounts as they become available into the respective IFRS Accounts.

11.2         The Joint Venture Companies shall deliver to each Shareholder, as long as such Shareholder’s combined direct and indirect ownership interests in the Joint Venture (including shares, limited liability company interests and other ownership interests held by Affiliates of the relevant Shareholder) is equal to or greater than 20 per cent,

(a)                                  by no later than on the 6th day on which banks in Frankfurt am Main, Germany, are generally open for business (a “Business Day”) of a calendar month a financial reporting package in the format set out in Annex 11.2(a) for the respective preceding month; and

(b)                                 promptly upon becoming available, copies of all such additional financial statements, reports, notices and budgets sent or made available generally by the Joint Venture Companies to either Shareholders, and such additional information regarding the financial position or business of the Joint Venture as each such Shareholder may reasonably request.

11.3         Without limiting the foregoing information rights, with respect to each Shareholder and for as long as such Shareholder’s combined direct and indirect ownership interests in the Joint Venture (including shares, limited liability company interests and other ownership interests held by

Affiliates of the relevant Shareholder) is equal to or greater than 20 per cent, the Joint Venture shall:

(a)                                  make appropriate officers and directors as well as other members of the management of each of the Joint Venture Companies available periodically and at such times as reasonably requested by such Shareholder for consultation with such Shareholder or its designated representative with respect to matters relating to the business and affairs of the Joint Venture Companies, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

(b)                                 to the extent consistent with applicable law, inform each Shareholder or its designated representative in advance with respect to any significant corporate actions, including, without limitation, dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity, and to provide such Shareholder or its designated representative with the right to consult with each of the Joint Venture Companies with respect to such actions;

(c)                                  to the extent consistent with applicable law, afford each Shareholder or its designated representative the right to visit and inspect any of the offices and properties of the Joint Venture Companies and inspect and copy the books and records of the Joint Venture Companies, at such times as the Shareholder or its designated representative shall reasonably request;

(d)                                 undertake towards each other to share all information they or any of their respective Affiliates receive from the Management Boards or otherwise from the Joint Venture Companies immediately amongst each other. JV Europe and JV US shall ensure that all Shareholders receive any information which has been delivered or disclosed to a certain Shareholder by any of the Joint Venture Companies. This shall not apply if and to the extent such information only relates to the receiving Shareholder or is, in the reasonable opinion of the Management Board, of minor importance.

11.4         Each Shareholder shall be entitled, at its own expense, to review the services rendered by and have access to the work products of the auditor of JV Europe and JV US, provided that such review and access shall not materially delay or otherwise materially interfere with the auditor’s services. Each Shareholder shall in addition be entitled, at its own expense, to appoint a special auditor (Sonderprüfer). With regard to the special auditor’s rights and obligations, sections 144 and 145 para 1 to 3 German Stock Corporation Act (AktG) shall, with the exemption of the extension of the special auditor’s rights towards a shareholder of a Shareholder, apply analogously. The Shareholder appointing the special auditor shall instruct the special auditor to grant the other Shareholder access to any and all of its work products in the same extent made available to the appointing Shareholder.

11.5         For the avoidance of doubt, it is hereby set forth that the information rights contained in this section 11 shall be in addition to any other information rights the Shareholders may have under applicable law, the Statutes or otherwise.

12.                                 PROPORTIONATE SHAREHOLDINGS

Notwithstanding anything to the contrary contained herein or elsewhere, following the Closing

(a)                                  each Shareholder’s percentage shareholding in JV Europe’s registered share capital must at all times be the same as such Shareholder’s percentage limited liability company interest in JV US;

(b)                                 no Shareholder shall transfer any Shares in JV Europe to any transferee unless it transfers such amount of its limited liability company interests in JV US together with such number of Shares in JV Europe so that, following the consummation of any such transfer, both it as well as its transferee owns the same percentage in JV Europe’s registered share capital and of the issued and outstanding limited liability company interests of JV US as they owned immediately prior to such transfer, provided that this shall apply similarly if a Shareholder transfers Shares in JV US with respect to such Shareholder’s Shares in JV Europe; and

(c)                                  subject to section 3.1, neither JV Europe nor JV US shall issue or sell any shares (or other units) of its Equity Securities unless both JV Europe and JV US issue or transfer such number of Equity Securities in JV Europe and JV US so that, following the consummation of any such issuances and/or transfers, both Shareholders shall own the same percentage in the registered share capital of JV Europe and of the issued and outstanding limited liability company interests of JV US as they owned immediately prior to such issuances or transfers.

13.                                 DISPOSAL OF SHARES

13.1         Following the Closing, no Shareholder may transfer, pledge, encumber or otherwise dispose of any Shares or any right, title or interest therein or thereto (including the granting of sub-participations or so-called silent participations) (each such transaction, a “Transfer”) to any other person except for Transfers made by either Shareholder

(a)                                  at any time after the date hereof to an affiliate of such Shareholder within the meaning of section 15 et seq. AktG (an “Affiliate”) in accordance with section 16;

(b)                                 at any time after the date hereof with the prior written consent of the other Shareholder;

(c)                                  at any time after the Initial Period in a Trade Sale (as defined below) in accordance with section 14 or an Initial Public Offering (as defined below) in accordance with section 14.2(b)(i) in conjunction with section 15.2; and

(d)                                 at any time after six months from the completion of the process set forth in section 14 and/or section 15, as the case may be (if such process has not led to a successful Trade Sale or an Initial Public Offering), in accordance with sections 17 through 19, provided, however, that in each such case such Transfers are only permissible if made in accordance with section 12 and further provided that the limitations on the rights and obligations of the Shareholders to transfer their Shares including their rights and obligations under sections 17 through 19 shall terminate following a successful Initial Public Offering.

13.2         Where a transfer of Shares pursuant to this Agreement is permissible or unless agreed otherwise or as provided in section 15.2 in connection with an Initial Public Offering, a Shareholder shall transfer only its entire ownership interest in a Joint Venture Company (i.e., a transfer of less than all Shares held by a Shareholder (or its Affiliate transferee) shall not be permitted).

14.                                 TRADE SALE

14.1         Each Shareholder shall be entitled to propose, at any time after the expiry of the Initial Period, to the other Shareholder a trade sale of the entire Joint Venture to a third party (i.e., a transaction in which both Shareholders (or their respective Affiliate transferees) dispose of their entire interest in the Joint Venture either through a sale of all of their respective Shares, an asset deal in which the Joint Venture would effectively sell all of its assets or any other transaction with a similar effect) (each such transaction, a “Trade Sale”). If either Shareholder proposes a Trade

Sale, the Shareholders shall discuss such proposal in good faith, taking into consideration the overall economic environment, the proceeds that are likely to result from such Trade Sale and all other circumstances that are, from the point of view of a prudent business person, relevant in such context. If the Shareholders reach a mutual understanding to pursue a Trade Sale, they shall also agree in good faith on the process to be followed in connection with such Trade Sale, their common expectation as to the proceeds to be generated as a result of such Trade Sale and whether both of them would undertake to waive their respective pre-emption rights as set forth in section 17 in connection with such Trade Sale.

14.2         If the Shareholders cannot agree on whether to pursue a Trade Sale within a time period of 30 Business Days after a Shareholder has made such proposal, then each Shareholder (such Shareholder, the “Requesting Shareholder”) shall be entitled, within 20 Business Days following the expiry of such 30 Business-Days-period, to request (each such request, a “Sales Process Request”) by sending a corresponding notice to the other Shareholder (such Shareholder, the “Non-Requesting Shareholder”), the initiation of a sales process with the aim to complete a Trade Sale in the form of an auction to selected third parties (such sales process, a “Sales Process”). Upon a Sales Process Request being made, the Parties shall proceed as follows:

(a)                                  The Shareholders shall jointly engage an investment bank of international reputation to assist them in the Sales Process. If the Shareholders cannot agree on such investment bank within 30 days following a Sales Process Request, the investment bank shall be determined with binding effect upon the Shareholders by Ernst & Young, Germany, unless the latter is, at such time, acting as an auditor of either Party in which case another of the Big Four international accounting firms not being an auditor of either Party at that time shall decide (the investment bank so engaged, the “Investment Bank”). If the Shareholders cannot agree on which other of the Big Four international accounting firms not being an auditor of either Party at that time shall determine the Investment Bank within an additional period of one week following such 30 day-period or the mutually agreed accounting firm refuses to act, such Big Four international accounting firm shall be appointed, upon request of either Rockwood or Kemira, by the German Institute of Chartered Accountants. The Shareholders shall instruct the Investment Bank to analyze in writing (i) the market environment for such Trade Sale, potential purchasers of the Joint Venture (both financial and strategic investors), potential issues to be considered in connection with a Sales Process and the range of sales proceeds that could realistically be expected from a Trade Sale in a Sales Process (such range of sales proceeds, the “Price Range”); and (ii) the viability of an Initial Public Offering and whether a process aimed at such Initial Public Offering should be run concurrently with, instead of or as an alternative to a Sales Process. The Investment Bank shall be instructed to make such analysis available to the Shareholders within a time period not to exceed 20 Business Days after its instruction to do so (the “Investment Bank Analysis”).

(b)                                 Following the receipt of the Investment Bank Analysis, the Shareholders shall discuss its contents and the recommendations contained therein with the Investment Bank and amongst each other in good faith with the aim to reach a mutual understanding whether to proceed (i) with a Sales Process or, in case the Investment Bank has recommended an Initial Public Offering (either instead of or as an alternative to a Sales Process) (ii) with a process aimed at an Initial Public Offering, provided that such process aimed at an Initial Public offering may either be conducted concurrently with or instead of a Sales Process. Section 14.1, sentences 2 and 3 shall apply mutatis mutandis. If the Shareholders cannot mutually agree on whether to pursue or not to pursue a Sales Process and/or a process aimed at an Initial Public Offering within a time period of 30 Business Days following the receipt by each Shareholder of the Investment Bank Analysis, then the Requesting Shareholder shall be entitled, within 5 Business Days following the expiry of such 30 Business-Days-period, to request by sending a corresponding notice to the Non-Requesting Shareholder that

(i)            if the Investment Bank has recommended in the Investment Bank Analysis a process aimed at an Initial Public Offering pursuant to section 15.2, a process aimed at an Initial Public Offering shall be conducted (x) as a stand-alone process or (y) in addition to a Sales Process (“Dual Track Process”). For the avoidance of doubt, a Dual Track Process may be requested by the Requesting Shareholder irrespective of whether the Investment Bank has recommended the Initial Public Offering be run concurrently with, instead of or as an alternative to a Sales Process, provided, however, that the Requesting Shareholder will bear any additional costs incurred due to such Dual Track Process not recommended by the Investment Bank; or

(ii)           a Sales Process shall be conducted, provided that such request may be made irrespectively of what the Investment Bank has recommended in the Investment Bank Analysis.

(c)                                  If a Sales Process Request pursuant to section 14.2(b)(i)(x) or section 14.2(b)(ii) is made, the Shareholders shall engage the Investment Bank to conduct (if applicable in parallel to the process aimed at an Initial Public Offering pursuant to section 15.2) a Sales Process with the aim of implementing a Trade Sale within a reasonable time period at terms and conditions that are customary for such type of transaction and generally with the view to maximize the sales proceeds for the Shareholders (giving due consideration to matters like transaction certainty and potential post closing liabilities resulting from representations and warranties and the like). In such case, the Parties shall cooperate in good faith and render each other and the Investment Bank all such information and assistance which is in the view of the Investment Bank reasonably necessary in the conduct of such Sales Process and to complete the Sales Process as soon as reasonably practicable and in any event within a time period not to exceed 9 months. The Parties shall in particular refrain from making any announcements and statements (public or private) which could have an adverse effect on the Sales Process or any of the Shareholders and its Affiliates.

(d)                                 If a Sales Process Request pursuant to section 14.2(b)(i)(x) regarding a dual track process (i.e. a Sales Process concurrently with a process aimed at an Initial Public Offering) has been made, the Shareholders shall discuss at a later stage upon the request of either Shareholder in good faith with the aim to reach a mutual understanding (and in consultation with the Investment Bank) whether to complete the Sales Process or the process aimed at an Initial Public Offering. Section 14.1, sentences 2 and 3 shall apply mutatis mutandis. If the Shareholders cannot mutually agree within a time period of 10 Business Days following the request by either Shareholder to have such discussion, the Requesting Shareholder shall be entitled to decide whether the Sales Process or the process aimed at an Initial Public Offering shall be completed.

(e)                                  If the Requesting Shareholder has decided to complete the Sales Process and such Sales Process results in at least one bona fide final offer (which offer shall be “binding” in the sense as this term is typically used in a Sales Process) from a potential third party purchaser on terms and conditions customary for such type of transaction and at a price that is within the Price Range (a “Final Offer”), then the Requesting Shareholder shall be entitled to request from the Non-Requesting Shareholder to complete a Trade Sale on terms and conditions which are with regard to the sales proceeds not less favourable than the Final Offer and otherwise substantially similar to those set forth in the Final Offer. If the Sales Process results in several Final Offers, the Requesting Shareholder shall be entitled to request from the Non-Requesting Shareholder to complete a Trade Sale on terms and conditions which are with regard to the sales proceeds not less favourable than in the most favourable Final Offer and otherwise substantially similar to those set forth in the most favourable Final Offer, provided that the most favourable Final Offer shall be determined mainly on the basis of the sales proceeds resulting from the acceptance of such offer, giving due consideration to matters like transaction certainty and potential post closing liabilities resulting from representations and warranties and the like. If the Shareholders cannot agree on which Final Offer shall be the most favourable Final Offer, Ernst & Young, unless the latter is, at such time, acting as an auditor of either Party in which case one of the Big Four international accounting firms not being an auditor of either Party at that time, shall determine this with binding effect upon the Shareholders. Section 14.2(a), sentence 3 shall apply. If the Requesting Shareholder requests the completion of a Trade Sale in accordance with the preceding sentences, the Non-Requesting Shareholder shall have a pre-emption right. With respect to such pre-emption right, the provisions set forth in section 17 shall apply mutatis mutandis.

(f)                                    If the Sales Process does not result in any final offer of a potential purchaser on terms and conditions customary for such type of transaction and at a price that is within the Price Range within nine months of the engagement of the Investment Bank pursuant to section 14.2(c), than each Shareholder shall be entitled to request the termination of the Sales Process and neither Shareholder shall be under an obligation to participate in a Trade Sale as a result of the Sales Process. For the avoidance of doubt, it is further set forth that in such case neither Shareholder shall be entitled to sell its Shares on the basis of the final offers actually received as a result of the Sales Process. Section 17 shall remain unaffected.

(g)                                 Notwithstanding anything to the contrary contained herein, if a Trade Sale is completed in accordance with the provisions contained in this section 14, the obligations and liabilities of the Shareholders under the final legal documentation for such Trade Sale shall be several and not joint but on a pro rata basis based on each Shareholder’s ownership interest in JV Europe and JV US.

15.                                 INITIAL PUBLIC OFFERING

15.1         Alternatively to the proposal of a Trade Sale pursuant to section 14, at any time after the expiry of the Initial Period (without prejudice to sections 14.2(a) and 14.2(b)(i) pursuant to which a process aimed at an Initial Public Offering may be commenced in connection with a Sales Process) but no earlier than six months following the failure of the Sales Process pursuant to section 14 or any preceding Sales Process by Trade Sale or Initial Public Offering, each Shareholder shall be entitled to request from the Joint Venture Companies and the respective other Shareholder (or its respective Affiliate transferees) (i) the direct or indirect (i.e., via a further direct or indirect holding company) listing of the Joint Venture or its applicable Equity Securities on a stock exchange within the European Union, Switzerland, a transnational stock exchange, the New York Stock Exchange or NASDAQ or (ii) an underwritten public offering of Equity Interests of any Joint Venture Company under the Securities Act representing at least 20 per cent of the total share capital of the Joint Venture after such listing (each such public offering, an “Initial Public Offering”).

15.2                           In the event either Shareholder duly requests the Initial Public Offering, the following shall apply:

(a)                                  If the managing underwriter of the Initial Public Offering advises JV Europe and JV US that marketing factors require a limitation of the number of Shares to be underwritten in the Initial Public Offering, the Shareholders shall be entitled to sell their respective pro rata portion of the aggregate number of Shares sold in such Initial Public Offering. This shall apply equally in the event an over-allotment option is exercised.

(b)                                 If the stock market listing requires the Joint Venture Companies’ restructuring (e.g., the conversion of JV Europe into another legal form and the contribution of JV US into JV Europe or vice versa) or such restructuring is in the reasonable view of either Shareholder appropriate, the Shareholders shall be obliged to consent to such restructuring and to take all such actions and make or receive all such declarations which are necessary in that respect, provided, however, that no Shareholder shall be obliged to take any such action or to make or receive any such declaration if the proposed restructuring would cause a substantial adverse tax effect for such Shareholder. A substantial adverse tax effect shall be any tax effect that, with view to other restructuring alternatives available to achieve an Initial Public Offering, treats one Shareholder substantially less favourable compared to (i) his tax treatment in such other structure alternatives and (ii) the tax treatment of the other Shareholders in connection with the proposed restructuring and subsequent Initial Public Offering.

(c)                                  The relevant Joint Venture Companies shall initiate the stock market registration and/or file a registration statement under the Securities Act covering all the Equity Securities of the relevant Joint Venture Companies to be registered and use their reasonable best efforts to cause such registration statement to be declared effective by the United States Securities and Exchange Commission (the “SEC”) as soon as practicable and shall bear any and all costs related thereto (in particular but not limited to bank fees and charges), including, to the extent legally permissible, all legal costs incurred by the Shareholders in connection with the stock market registration and all registration, filing and qualification fees, printers’ and accounting fees but excluding underwriting discounts and commissions relating to the Equity Securities being offered.

(d)                                 Each Shareholder will be required to sell its Shares on the basis provided by the applicable underwriting arrangements and complete and execute all questionnaires, powers of attorney, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement.

(e)                                  The relevant Joint Venture Companies shall

(i)            forward drafts and final versions of bid letters, term sheets, other transaction documents and correspondence with advisers to the Shareholders as soon as the same become available;

(ii)           keep the Shareholders fully informed of the process without delay; and

(iii)          allow each Shareholder and its representatives and advisors to reasonably participate in any formal presentation by prospective underwriters regarding the Initial Public Offering.

(f)                                    Whenever the Joint Venture Companies are required under this section 15.2 to use their reasonable best efforts to effect the registration of Equity Securities under the Securities Act, the Joint Venture Companies shall also, as expeditiously as reasonably practicable,

(i)            prepare and file with the SEC a registration statement with respect to such Equity Securities and use reasonable best efforts to cause such registration statement to become effective, and, upon the request of either Shareholder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such 120 day period shall be extended for a period of time equal to the period a Shareholder refrains, at the request of an underwriter of the Joint Venture Companies, from selling any Equity Securities included in such registration;

(ii)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the requirements of the Securities Act and furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of such Equity Securities owned by them;

(iii)          use reasonable best efforts to register and qualify the Equity Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by either Shareholder;

(iv)          provide a transfer agent and registrar and a CUSIP number for all such Equity Securities, in each case not later than the effective date of such registration;

(v)                                 use reasonable best efforts to obtain

(1)           a “comfort” letter from the independent certified public accountants of the Joint Venture Companies, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering under the Securities Act, and

(2)            an opinion of the counsel representing the Joint Venture Companies for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering under the Securities Act, addressed in each case to the underwriters, and otherwise use reasonable best efforts to take all other steps necessary to effect the registration of such Equity Securities under the Securities Act.

It shall be a condition precedent to the obligations of the Joint Venture Companies to take any action pursuant to this section 15.2(f) with respect to the Equity Securities of either Shareholder that such Shareholder shall furnish to the Joint Venture Companies such information regarding itself, the Equity Securities held by it and the intended method of disposition of such Equity Securities as shall be reasonably required to effect the registration of such Equity Securities held by such Shareholder.

(g)                                 Each Shareholder shall undertake to comply with any transfer restrictions regarding the Shares held by it, which the provisions of the stock market registration proceeding, the provisions regarding the admission to trade on the respective stock exchange and/or market segment or the regulations of the syndicate leading underwriting agent (konsortialführende Emissionsbank) require (the “Lock-up”); provided, however, that no Shareholder shall be obliged to comply with a longer Lock-up term or additional transfer restrictions regarding the Shares held by it than the longer of those required by statutory law or the respective stock exchange or, in the case of the registration of any Equity Interests under the Securities Act, 120 days after the effective date of such registration.

(h)                                 The Shareholders shall be entitled to request from the Joint Venture Companies to include into the agreements with the respective underwriting agent (Emissionsbank) the right to a secondary offering of the Shares held by the Shareholders and to undertake any and all actions and measures necessary for this purpose, unless the respective underwriting agent (Emissionsbank) objects to the incorporation of such term. The Joint Venture Companies shall bear the costs for the application and the implementation of such secondary offering.

Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the completion of the Initial Public Offering, such Initial Public Offering will be aborted, the Parties shall, upon the request of either Shareholder, take all such actions and make or receive all such declarations such Shareholder will reasonably request in order to reverse, to the extent legally permissible under applicable law, the actions taken by the Parties following the request by either Shareholder, as the case may be, to pursue the Initial Public Offering, so as to seek to cause, to the maximum extent permissible under applicable law, (i) the Joint Venture Companies to have the same legal form, in the same jurisdiction and with substantially the same governing documents as the Statutes and (ii) the Shareholders to have substantially the same rights and obligations as the Shareholders have under the Statutes and this Agreement as if none of the steps described in section 15.2 shall have been taken.

15.3                           Indemnification

(a)                                  In connection with any registration of Equity Securities under the Securities Act pursuant to this Agreement, the Joint Venture Companies shall indemnify and hold harmless each Shareholder, each underwriter thereof, and each other person or entity, if any, who controls such Shareholder or underwriter within the meaning of the Securities Act and each officer, director, partner and member of any of the foregoing persons or entities, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons or entities may become subject under the Securities Act or otherwise, insofar as such losses, claims damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which Equity Securities were registered under the Securities Act pursuant to section 15.2, any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (iii) any violation or alleged violations by the Joint Venture Companies of the Securities Act or state securities laws or any rules or regulations promulgated thereunder applicable to the Joint Venture Companies (collectively, a “Violation”), and the Joint Venture Companies shall promptly reimburse such persons or entities for any legal or other expenses reasonably incurred by  them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Joint Venture Companies shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any of the foregoing persons or entities.

(b)                                 In connection with any registration of Equity Securities under the Securities Act pursuant to this Agreement, to the extent permitted by law, each Shareholder will severally and not jointly indemnify and hold harmless the Joint Venture Companies, each of its directors, each of its officers who has signed such registration statement, legal counsel and accountants for the Joint Venture Companies, any underwriter, the other Shareholder and any controlling person of any such underwriter or such Shareholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons or entities may become subject, under the Securities Act or other applicable law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Shareholder expressly for use in connection with such registration; and each such Shareholder will pay, any legal or other expenses reasonably incurred by any person or entity intended to be indemnified pursuant to this section 15.3(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that in no event shall any indemnity under this section 15.3(b)

exceed the net proceeds actually received by such Shareholder from the sale of Equity Securities held by such Shareholder effected pursuant to such registration.

(c)                                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this section 15.3, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this section 15.3, deliver to the indemnifying party written notice of the commencement thereof; provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is prejudiced or harmed by such failure. In case any such action is brought against an indemnified party, the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party that conflict with those available to the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party for that portion of the reasonable fees and expenses of any counsel retained by the indemnified party in connection with the matters covered by the indemnity agreement provided in this section 15.3.

(d)                                 If, except as a result of an indemnified party’s failure to timely deliver notice to the indemnifying party of the commencement of any action involving a claim referred to in the preceding paragraphs of this section 15.3, the indemnification provided for in this section 15 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each Shareholder, to an amount equal to the net proceeds actually received by such Shareholder from the sale of Equity Securities held by such Shareholder effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Further, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)           Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering of Equity Securities pursuant to this section 15, the obligations of the Joint Venture Companies and the Shareholders under this section 15.3 shall survive the completion of any offering of Equity Securities under the Securities Act pursuant to this section 15, and otherwise and shall survive the termination of this Agreement.

16.                                 TRANSFERS TO AFFILIATES

16.1                           Each Shareholder may transfer all (but not a portion) of its Shares to one of its Affiliates for so long as

(a)                                  the Affiliate has agreed in writing to be bound by the terms and conditions of this Agreement;

(b)                                 the Transfer complies in all respects with any applicable provisions of this Agreement (in particular section 12); and

(c)                                  the Transfer complies in all respects with any applicable requirements of applicable law.

16.2         If any Shareholder wishes to transfer Shares to an Affiliate, then it shall give notice to the other Shareholder of his intention to do so not less than ten (10) Business Days prior to effecting such Transfer. Such notice shall state (i) the name and address of the Affiliate to which such Transfer is proposed; and (ii) the relationship of such Affiliate to such Shareholder.

16.3         An Affiliate may transfer its Shares only to the original transferor Shareholder or to a person that is an Affiliate of such original transferor Shareholder. If any Affiliate of any original transferor Shareholder to which Shares have been transferred ceases to be an Affiliate of such Shareholder, such Affiliate transferee shall, and such Shareholder shall cause such Affiliate transferee to, transfer back to such Shareholder (or to another Affiliate of such Shareholder) any Shares it owns on or prior to the date that such Affiliate transferee ceases to be an Affiliate of such Shareholder.

16.4                           Upon becoming a party to this Agreement

(a)                                  the Affiliate transferee of Kemira shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the Shareholders with respect to the Shares transferred by Kemira to such Affiliate; and

(b)                                 the Affiliate transferee of Rockwood shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, Rockwood with respect to the Shares transferred to such Affiliate;

provided, however, that in the case of both clauses (a) and (b) the relevant Shareholder and its Affiliate transferees may exercise any rights they may have under this Agreement or the Statutes only jointly and in one and the same way.

17.                                 PRE-EMPTION RIGHT

17.1                           If after expiration of the Initial Period and six months following the termination of the Sales Process set forth in section 14 and/or a process aimed at an Initial Public Offering set forth in section 15, as the case may be (if such process has not led to a successful Trade Sale or the Initial Public Offering of more than 30 per cent of the ownership interests in the Joint Venture or any legal successor thereof), a Shareholder intending to sell all of its Shares in a bona fide transaction to a third party (i.e., to a person other than to an Affiliate pursuant to section 16) (a “Selling Shareholder”) shall be required to offer all of its Shares to the other Shareholder by sending a complete and certified copy of the share transfer agreement agreed with the third party (the “Purchase Option”) to the other Shareholder.

Such other Shareholder may accept the Purchase Option in writing within a period of 20 Business Days following receipt of the offer. Unless otherwise agreed between the Shareholders, the Shareholders shall execute the share transfer agreement underlying the Purchase Option within 10 Business Days following receipt of the written acceptance by the Selling Shareholder, provided, however, that, if such sale and transfer is subject to governmental or regulatory consents, approvals or clearances (including expiration or termination of all applicable waiting periods under applicable law), such 10 Business Days period shall be extended until the expiration of 10

Business Days after all such consents, approvals or clearances (including expiration or termination of all applicable waiting periods under applicable law) have been received, but in no event later than nine months following the date of the delivery of the Purchase Option.

17.2         If the Purchase Option is not duly exercised, the Selling Shareholder shall be entitled to sell and transfer all (but no less than all) of its Shares without such other Shareholder’s consent on such terms and conditions as set out in the Purchase Option to the third party at any time within three months (or such longer time, up to an additional six months following such two-month period, as shall be required to obtain all governmental and regulatory consents, approvals and clearances (including the expiration or termination of all applicable waiting periods under applicable law) in order to consummate such sale and transfer) of the expiration of the applicable period (the “Sale Period”). If the Selling Shareholder shall not have consummated the proposed sale and transfer by the end of the Sale Period, then the Selling Shareholder may not thereafter transfer such Shares without once again complying with the applicable provisions of this section 17.

18.                                 DRAG-ALONG RIGHT

If and to the extent the pre-emption right under section 17 is not duly exercised, the following shall apply:

18.1         A Selling Shareholder intending to sell all of its Shares to any bona fide third party which must not be an Affiliate of such Selling Shareholder and must be dealing at arm’s length, shall be entitled to require the other Shareholder (“Drag-Along Shareholder”) to sell and transfer all of its Shares (“Dragged Shares”) on the same terms (“Drag-Along Right”) as the Selling Shareholder to the third party.

18.2         To exercise a Drag-Along Right, the Selling Shareholder shall request the sale and transfer of the Dragged Shares by the Drag-Along Shareholder to the third party by written notice to the Drag-Along Shareholder no later than 30 Business Days following the Purchase Option being delivered to the Drag-Along Shareholder (the “Drag-Along Notice”).

18.3         Within 10 Business Days following the receipt of the Drag-Along Notice, the Drag-Along Shareholder shall sell its Dragged Shares to the third party (i) on the same terms and conditions as the Selling Shareholder sells its Shares to the third party but not on terms and conditions less favourable than set out in the Purchase Option and (ii) subject to the disposal of its Shares by the Selling Shareholder to the third party, provided, however, that the liability of the Shareholders under such definitive agreements shall be several and not joint and several.

18.4        Each Shareholder undertakes to take all actions necessary for a sale to the third party following the exercise of the Drag-Along Right, according to the provisions of this section.

18.5        The Selling Shareholder shall have a period of 10 Business Days from the date of the delivery of the Drag-Along Notice to consummate the sale and transfer on the terms and conditions set forth in the Drag-Along Notice, provided, however, that, if such sale and transfer is subject to governmental or regulatory consents, approvals or clearances (including expiration or termination of all applicable waiting periods under applicable law), such 10 Business Days period shall be extended until the expiration of 10 Business Days after all such consents, approvals or clearances (including expiration or termination of all applicable waiting periods under applicable law) have been received, but in no event later than nine months following the date of the delivery of the Drag-Along Notice. If the sale and transfer shall not have been consummated during such period, the Selling Shareholder shall return to the Drag-Along Shareholder any documents in the possession of the Selling Shareholder executed by the Drag-Along Shareholder in connection with such proposed sale and transfer, and all the restrictions on transfers of Shares contained in this Agreement or otherwise applicable at such time with respect to the Shares shall again be in effect.

18.6        Concurrently with the consummation of the sale and transfer of Shares pursuant to this section 18, the Selling Shareholder shall give notice thereof to the Drag-Along Shareholder, shall remit to the Drag-Along Shareholder the total consideration (the cash portion of which is to be paid by wire transfer in accordance with the Drag-Along Shareholder’s wire transfer instructions) for the Shares transferred in such sale and transfer, and shall furnish such other evidence of the completion and time of completion of such sale and transfer and the terms thereof as may be reasonably requested by the Drag-Along Shareholder.

19.          TAG-ALONG RIGHT

If and to the extent the pre-emption right under section 17 is not duly exercised, the following shall apply:

19.1        Within 20 Business Days following the receipt of the Purchase Option, the Shareholder receiving such Purchase Option may request by giving written notice to the Selling Shareholder (the “Tag-Along Notice”) that its Shares (the “Tagged Shares”) may also be sold and transferred to the third party on the same terms and conditions as the Selling Shareholders’ but not on terms and conditions less favourable than set out in the Purchase Option (the “Tag-Along Right”).

19.2        Sections 18.3 through 18.6 shall apply mutatis mutandis with regard to the Tagged Shares.

20.          DURATION AND TERMINATION OF THE COMPANY

20.1        The Joint Venture is established for an indefinite period commencing on the Closing Date, provided that the Joint Venture and this Agreement shall terminate automatically upon the completion of Initial Public Offering, a Trade Sale or the acquisition of all ownership interests in the Joint Venture by either Shareholder or a third party (each an “Exit Event”) except with respect to provisions set forth in sections 13 through 27 which shall survive the termination of this Agreement.

20.2        The termination of JV Europe and this Agreement without cause (ordentliche Kündigung) shall not be permitted.

20.3        Each Shareholder is, however, entitled to terminate the Joint Venture for cause (aus wichtigem Grund) after having notified the other Shareholder of a breach and such breach has not been cured within six months of receipt of such notice within 30 days following the end of such six months period (unless a shorter notice period or termination without notice period is permissible and cannot be excluded under statutory law in which case such shorter or no notice period shall apply).

21.          DEADLOCK PROVISION

21.1        If after the expiry of the Initial Period, an agreement with regard to a resolution of the Shareholders or of the Advisory Boards of JV Europe and JV US concerning a Special Majority Matter or Restricted Management Matter cannot be reached, the decision upon such approval shall be adjourned and if so requested by Rockwood, the Shareholders or members of the Advisory Board, as the case may be, shall immediately following the meeting of the Shareholders or the Advisory Board in which consent to the matter could not be reached enter into consultations on how to resolve the deadlock. If the members of the Advisory Board or the Shareholders, as the case may be, cannot agree on a mutual course of action with regard to the relevant Special Majority Matter or Restricted Management Matter within a period of 60 calendar days (or within any other period mutually agreed in writing between the Shareholders) following the meeting in which consent to the matter could not be reached, either Shareholder may deliver an offer by courier (any Shareholder making such offer being an “Offeror”) in accordance with sections 21.2 and 21.3 below, to acquire all Shares owned by the other Shareholder including a minimum price per Share based on a calculation method taking into account the average of the actual EBITDA figures for the two years prior to the year in which such Offer has been made, as well as the year in which the Offer is made (forecast or budget, depending on what is available at such time) of the Joint Venture multiplied by six as set forth in detail in Annex 21.1 (the “Offer”). Within 30 calendar days following receipt of the Offer, the Shareholder receiving an Offer (being the “Offeree”) shall either notify the Offeror of its acceptance of the Offer or notify the Offeror that it will acquire all of the Offeror’s Shares on the same terms and conditions set out in the Offer (in each case an “Offer Notice”). To the extent both Shareholders make an Offer before having received an Offer of the other Shareholder, only the Offer received first by the relevant Offeree shall be considered and the later Offer shall have no effect. The Offer shall include all relevant provisions governing the transfer of the offered and accepted Shares.

21.2        In the Offer, the transferor shall warrant to the transferee unencumbered title to the transferor’s Shares, corporate authority to enter into the Offer and attach

(a)                                 either a guarantee upon first demand (Bürgschaft auf erstes Anforderung unter Ausschluss der Einreden nach § 770 BGB) of a reputable European or US American bank; or

(b)                                 a guarantee by the ultimate shareholder listed on a stock exchange with the European Union or the Unites States of America substantially in the form as attached as Annex 21.2(b), in the amount of the offered purchase price for the Shares being subject of its Offer. Any other representations and warranties and/or indemnification shall be excluded.

21.3        The Offer and the Offer Notice shall be in the form attached as Annex 21.3 and in notarial form.

22.          NON-COMPETE

22.1        Following the Closing, as long as the Shareholders (or their Affiliate transferees) remain shareholders or other equity holders of the Joint Venture and for a further period of two (2) years after an Exit Event, Kemira and Rockwood Holdings, as the case may be, agree not to (and to procure that their respective subsidiaries will not), directly or indirectly, as a proprietor, shareholder, partner or otherwise

(a)                                 engage in the production, sale and marketing of titanium dioxide pigments; and

(b)                                 compete with the other activities included in the TiO2 Businesses as conducted by the

Joint Venture at the time of Closing (excluding Rockwood’s Water Business business carved out before the Closing Date through the execution of the Water Business Carve-Out (as defined in the Master Agreement)),

(each such activity, a “Prohibited Business”).

22.2        Section 22.1(b) shall not prevent Kemira, Rockwood or their Affiliates (other than JV Europe and JV US and their direct and indirect subsidiaries) from continuing to conduct their businesses (other than their TiO2 Businesses) as conducted on the Closing Date as well as usual evolutions of these businesses. For the avoidance of doubt, Rockwood and its subsidiaries may continue to engage in the global pigments business of Elementis plc., which is being integrated into the color pigments and service business within Rockwood’s performance additives segment and usual evolutions thereof.

22.3        Section 22.1 shall not prevent Rockwood, Rockwood Germany and Kemira or any of their respective Affiliates from acquiring an interest in an enterprise (Unternehmen) active in the fields pursuant to section 22.1, to the extent that

(a)                                 such interest is acquired solely as a financial investment;

(b)                                 does not exceed 10 per cent of the outstanding shares/interests or voting rights of such enterprise; and

(c)                                  does not contractually or factually allow to exert control over such enterprise’s business decision.

22.4        The Shareholders expressly acknowledge and agree that

(a)                                 Rockwood’s ultimate shareholders (collectively, the “Private Equity Funds”) and their Affiliates (other than Rockwood Holdings, Rockwood, the Joint Venture and their respective subsidiaries) shall not be bound by this section 22 and the Parties agree and acknowledge that that the Private Equity Funds are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in businesses related to the Prohibited Business (each, an “Other Business”); and

(b)                                 none of the Private Equity Funds or their Affiliates (other than Rockwood Holdings, Rockwood, the Joint Venture and their respective subsidiaries) will be prohibited by virtue of their indirect investment through Rockwood Holdings in the Joint Venture Companies from pursuing and engaging in any such activities.

22.5                        For the same period pursuant to section 22.1, Rockwood, Rockwood Germany and Kemira will not, and will procure that none of its subsidiaries will, do or permit any of the following:

(a)                                 directly or indirectly solicit or otherwise contact any present or past customers of JV Europe (including its subsidiaries from time to time), for themselves or any other person, for the purpose of obtaining business pursuant to section 22.1 (a) and (b); or

(b)                                 directly or indirectly (except for media advertising directed to the general public) solicit, or endeavour to entice away any key employee as listed in Annex 22.5(b) of JV Europe and / or its subsidiaries from time to time.

23.          JOINT AND SEVERAL LIABILITY

The Parties agree that

(a)                                 Rockwood Holdings; Rockwood and Rockwood Germany on the one hand; and

(b)                                 Kemira and Kemira Germany on the other hand

shall be jointly and severally liable for each and every of the obligations that either of these entities has under or in connection with this Agreement.

24.          CONFIDENTIALITY

24.1        The Parties must keep secret the contents of this Agreement to the extent that no statutory disclosure obligations exist or the respective other Party has not consented to the disclosure. The Parties must also keep secret any information they have received about each other and about the enterprises affiliated with the respective other Party as defined in section 15 German Stock Corporation Act (AktG) from the date they have started talks about the Joint Venture, to the extent that such information is not available to the public or (except in case of information of Kemira in relation to Kemira TiO2 and Rockwood and Rockwood Germany in relation to JV Europe) previously known to the disclosing Party, or the respective other Party has not consented to the disclosure of the information.

24.2        If any disclosure or announcement of confidential matters referred to in section 24.1 is required by law or by any regulation, rule or any governmental or quasi governmental authority, such disclosure may be made by the Party which has been addressed upon consultation of the other Parties.

24.3                        Notwithstanding section 24.1, each Party may disclose the content of this Agreement to any of its Affiliates.

24.4        Any press release or similar disclosure of any Party concerning the Transaction shall require the prior consent of the other Parties except for press releases permitted under section 24.2.

25.          MISCELLANEOUS

25.1        This Agreement, including the Master Agreement and the Implementation Agreement and their Annexes, contain the entire agreement of the Parties with respect to the subject matter thereof. Any supplements or amendments to or a termination of these Agreements, as well as any declarations to be made thereunder, shall be valid only if made in writing, or if required by law, in due notarial form. This shall also apply to any change to, or cancellation of, this provision.

25.2        Rockwood shall at all times be entitled to make for tax purposes any election under the laws of the United States of America required or deemed necessary by it or any of its affiliates upon consultation with Kemira; provided, however, that Rockwood shall not be permitted to change the tax treatment of JV US from treatment as a corporation to treatment as a partnership without the prior written consent of Kemira; and provided further that JV US shall not be permitted to change the tax treatment of JV US from treatment as a corporation to treatment as a partnership without the prior written consent of both Kemira and Rockwood.

25.3        No Party may assign or otherwise transfer any rights or claims under or in connection with this Agreement to a third party without the prior written consent of the other Parties.

25.4        Unless otherwise explicitly provided for in this Agreement, neither this Agreement nor any provisions contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

25.5        This Agreement shall be exclusively governed by the laws of the Federal Republic of Germany. The English language version shall be determinative (even if a translation is made), provided that where German expressions are used in brackets, the German expression shall be determinative.

25.6        In this Agreement:

(a)                                 any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Germany, be deemed to include what most closely approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

(b)                                 the headings shall not affect the interpretation of this Agreement.

25.7        To the extent permitted by law, all disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with Arbitration Rules of the International Chamber of Commerce without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main, Germany. The Arbitral Tribunal consists of three arbitrators. The language of the arbitral proceedings is English.

25.8        Unless provided otherwise in this Agreement, all declarations (Willenserklärungen) to be made or notices to be given by the Parties pursuant to this Agreement shall be in writing in English and delivered by hand, by courier or by fax to the Person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner. A notification made by email in pdf-format shall be regarded as sufficient, provided that an identical notification in writing and delivered by hand or by courier follows within two weeks after such email:

(a)                                 Notifications to Rockwood Holdings and Rockwood:

Rockwood Specialties Group, Inc.

Thomas J. Riordan, Senior Vice President, Law and Adminstration

100 Overlook Center

Princeton NJ 08540, USA

Facsimile: +1 (609) 514-8722

E-mail: TRiordan@rocksp.com

(b)                                 Notifications to Rockwood Germany:

Rockwood Specialties Group GmbH

Udo Pinger

Königsberger Straße 1

60487 Frankfurt am Main, Germany

Facsimile: +49 (69) 7165-5693

E-mail: udo.pinger@rocksp.de

(c)                                  Notifications to JV Europe and Finnish HoldCo:

Sachtleben Chemie GmbH

Wolf-Dieter Griebler

Dr.-Rudolf-Sachtleben-Str. 4

47198 Duisburg, Germany

Facsimile: +49 (2066) 22-3201

E-mail: w.d.griebler@sachtleben.de

Each with a copy to Rockwood Germany and Kemira

(d)                                 Notifications to Sachtleben:

Sachtleben Chemie GmbH

Wolf-Dieter Griebler

Dr.-Rudolf-Sachtleben-Str. 4

47198 Duisburg, Germany

Facsimile: +49 (2066) 22-3201

E-mail: w.d.griebler@sachtleben.de

(e)                                  Notifications to Sachtleben Corp

c/o Rockwood Specialties Group, Inc.

Thomas J. Riordan, Senior Vice President, Law and Adminstration

100 Overlook Center

Princeton NJ 08540, USA

Facsimile: +1 (609) 514-8722

E-mail: TRiordan@rocksp.com

(f)                                   Notifications to Kemira and Kemira TiO2:

Hannu Virolainen, President Kemira Speciality Business Area

Kemira OYJ

Porkkalankatu 3

00180 Helsinki

Finland

Facsimile: +358 - (0) 10 862 1068

E-mail: hannu.virolainen@kemira.com

(g)                                  Notifications to Kemira Germany:

Hermann-Josef Frings, Managing Director

Kemira Germany GmbH

Marie-Curie-Straße 10

51377 Leverkusen

Germany

Facsimile: +49 (214) 20690-250

E-mail: hermann-josef.frings@kemira.com

(h)                                 Notifications to Kemira Inc.:

Hannu Virolainen, President Kemira Speciality Business Area

c/o Kemira OYJ

Porkkalankatu 3

00180 Helsinki

Finland

Facsimile: +358 - (0) 10 862 1068

Email: hannu.virolainen@kemira.com

(i)                                     Notifications to White Pigments, LLC:

Thomas J. Riordan, Senior Vice President, Law and Administration

White Pigments, LLC

c/o Rockwood Specialties Group Inc.

100 Overlook Center

Princeton NJ 08540, USA

Facsimile: +1 (609) 514-8722

E-mail: TRiordan@rocksp.com

with a copy to JV Europe and Kemira

26.          AUTHORISED AGENT

26.1        Kemira and Kemira TiO2 hereby appoint the law firm of Gleiss Lutz Hootz Hirsch, Frankfurt am Main/Germany as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Rockwood (which approval shall not be unreasonably withheld). Kemira and Kemira TiO2 shall upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Rockwood.

26.2        Finnish HoldCo, Rockwood Holdings, Inc., Rockwood, Rockwood Germany and Sachtleben Corp hereby appoint the law firm of Clifford Chance, Frankfurt am Main/Germany, as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Kemira (which approval shall not be unreasonably withheld). Rockwood and Rockwood Germany shall upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Kemira.

27.          SEVERABILITY

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted with retroactive effect by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in case a suitable and equitable provision shall be deemed to have been agreed upon with retroactive effect and which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period of performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

* * *

Rockwood Holdings, Inc.

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Rockwood Specialties Group, Inc.

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Sachtleben Corporation

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs GmbH

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
White Pigments Holdings Oy

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
White Pigments LLC

BY:	/s/ CLEMENS ALFRED ROLLMAN
Clemens Alfred Rollman
Kemira Oyj

BY:	/s/ VERENA HÜGEL
Verena Hügel

Kemira Pigments Oy

BY:	/s/ VERENA HÜGEL
Verena Hügel
Kemira Germany GmbH

BY:	/s/ VERENA HÜGEL
Verena Hügel
Kemira Specialty Inc.

BY:	/s/ VERENA HÜGEL
Verena Hügel
Rockwood Specialties Group GmbH

BY:	/s/ LEIF U. SCHRADER
Leif U. Schrader
Sachtleben Chemie GmbH

BY:	/s/ LORENZO MATTHAEI
Lorenzo Matthaei